Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-84764) and Forms S-8 (No. 333-143578, No. 333-45949, No. 333-68855, No. 333-77111, No. 333-73240, No. 333-86796, and No. 333-115426) of PMA Capital Corporation of our reports dated March 10, 2008, relating to the consolidated financial statements and consolidated financial statement schedules of PMA Capital Corporation and subsidiaries, and internal control over financial reporting, which appear in this Annual Report (Form 10-K) of PMA Capital Corporation for the year ended December 31, 2007.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Harrisburg, Pennsylvania
March 10, 2008